Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02210

Issuer Name and Ticker or Trading Symbol:	Dun & Bradstreet Holdings, Inc. [DNB]

Date of Earliest Transaction Required to
be Reported (Month/Day/Year):	August 7, 2023

Footnotes to Form 4

(1) This report is filed by the following Reporting Persons: Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VIII, L.P. (“THL Equity VIII”), Thomas H. Lee Parallel Fund VIII, L.P. (“Parallel Fund VIII”), THL Fund VIII Coinvestment Partners, L.P. (“Coinvestment VIII”), THL Executive Fund VIII, L.P. (“Executive Fund VIII”), THL Equity Fund VIII Investors (D&B), L.P.  (“Equity Fund VIII (D&B)”), THL Equity Advisors VIII, LLC (“Equity Advisors”), Thomas H. Lee Partners, L.P. (“THL Partners”), THL Holdco, LLC (“THL Holdco”), and THL Managers VIII, LLC (“THL Managers VIII”) (collectively with their affiliates, the “THL Funds”); Thomas M. Hagerty; and Gnaneshwar B. Rao. This Form 4 is in two parts and is jointly filed with the Reporting Persons in both parts. See Remarks.

(2) THL Holdco is the managing member of THL Advisors, which is in turn the general partner of THL Partners, which in turn is the general partner of Coinvestment VIII, the managing member of THL Manager VIII and is the sole member of Equity Advisors, which in turn is the general partner of THL Equity VIII, Parallel Fund VIII, Executive Fund VIII and Equity Fund VIII (D&B).  Each of Mr. Hagerty and Mr. Rao is a Managing Director of THL Partners. Solely for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”), the THL Funds may be deemed directors by deputization.

(3) Each of the Reporting Persons disclaims beneficial ownership of all shares of the Issuer for the purposes of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Represents shares of Common Stock held directly and sold by the following entities: 3,136,529 shares by THL Equity VIII; 5,711,211 shares by Parallel Fund VIII; 372,754 shares by Coinvestment VIII; 239,464 shares by Executive Fund VIII; and 4,197,968 by Equity Fund VIII (D&B).

(5) Represents shares of Common Stock of the Issuer directly held by the following entities following the transaction: 9,219,160 shares held by THL Equity VIII; 16,786,894 shares held by Parallel Fund VIII; 1,095,632 shares held by Coinvestment VIII; 703,853 shares held by Executive Fund VIII; and 8,116,306 shares held by Equity Fund VIII (D&B).

(6) Represents restricted common stock previously granted by the Issuer to Mr. Hagerty.

(7) Represents restricted common stock previously granted by the Issuer to Mr. Rao.

(8) Pursuant to the operative agreements among certain of the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are held for the benefit of the THL Funds.